Exhibit 10.5

FOURTH AMENDMENT
TO
GENERAL PARTNERSHIP AGREEMENT
OF
SOUTHERN NATURAL GAS COMPANY
November 19, 2010

FOURTH AMENDMENT
TO
GENERAL PARTNERSHIP AGREEMENT
OF
SOUTHERN NATURAL GAS COMPANY
          This FOURTH AMENDMENT to GENERAL PARTNERSHIP AGREEMENT OF SOUTHERN NATURAL GAS COMPANY (the “Amendment”), is made and entered into as of this 19th day of November, 2010, by El Paso SNG Holding Company, L.L.C., a Delaware limited liability company (“EP SNG”), and EPPP SNG GP Holdings, L.L.C., a Delaware limited liability company (“EPPP SNG”), each as a general partner of the Partnership (collectively, “the Partners”).
WITNESSETH:
          WHEREAS, Southern Natural Gas Company (“SNGC”), a Delaware corporation, owned and operated an interstate natural gas pipeline system and, through its subsidiaries, conducted other businesses; and
          WHEREAS, in accordance with Section 266 of the Delaware General Corporation Law (“DGCL”) and Section 15-901 of the Delaware Revised Uniform Partnership Act (“DRUPA”), SNGC was converted (the “Conversion”) into a Delaware general partnership (the “Partnership”), with the Partnership’s existence deemed in accordance with DRUPA Section 15901(d) to have commenced on the date that SNGC commenced its existence as a Delaware corporation; and
          WHEREAS, pursuant to the General Partnership Agreement of Southern Natural Gas Company (the “Agreement”) and the Conversion, the stockholders of SNGC, EP SNG and EPPP SNG, became general partners of the Partnership, all of the issued and outstanding shares of capital stock in SNGC were converted into Partnership Interests in the Partnership, and the stockholders of SNGC became the owners of all of the Partnership Interests in the Partnership, each holding the Percentage Interest set forth opposite its name on Annex I to the Agreement; and
          WHEREAS, pursuant to the Contribution and Exchange Agreement dated September 17, 2008, the Agreement was amended on September 30, 2008 to reflect the contribution, transfer and conveyance to EPPP SNG of a 15% Percentage Interest in the Partnership such that EPPP SNG owned a 25% Partnership Interest and EP SNG owned a 75% Partnership Interest; and
          WHEREAS, pursuant to the Contribution Agreement dated June 17, 2010, and for good and valuable consideration, EP SNG agreed to contribute, transfer and convey to EPPP SNG an additional 16% Partnership Interest in the Partnership with a 90-day option to purchase an additional 4% Partnership Interest in the Partnership; and

          WHEREAS, on June 23, 2010, the Agreement was amended to reflect the contribution, transfer and conveyance to EPPP SNG of the additional 16% Percentage Interest in the Partnership such that EPPP SNG owned a 41% Partnership Interest and EP SNG owned a 59% Partnership Interest; and
          WHEREAS, on June 28, 2010, the Board of Directors of El Paso Pipeline GP Company, L.L.C. elected to exercise its option to acquire the additional 4% Partnership Interest in the Partnership, and on June 30, 2010, the Agreement was amended to reflect the contribution, transfer and conveyance to EPPP SNG of the additional interest such that EPPP SNG owned a 45% Partnership Interest and EP SNG owned a 55% Partnership Interest; and
          WHEREAS, pursuant to the Contribution Agreement dated November 12, 2010, and for good and valuable consideration, EP SNG agreed to contribute, transfer and convey to EPPP SNG an additional 15% Partnership Interest in the Partnership; and
          WHEREAS, in accordance with Section 3.4 of the Agreement, the Partners and the Management Committee of SNGC have expressly approved and consented (and do hereby expressly approve and consent) to the admission of El Paso Pipeline Partners, L.P., a Delaware limited partnership, or its designee as a partner of SNGC owning a 60% Partnership Interest and having all of the rights, privileges and obligations relating thereto, including the right to vote on Partnership matters.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree:
          1. Section 6.2(h) of the Agreement shall be deleted in its entirety and shall be replaced with the following new Section 6.2(h):
(h)	Matters Requiring Management Committee Approval. Except as expressly provided elsewhere in this Agreement, none of the following actions may be taken by, or on behalf of the Partnership, without first obtaining the vote of the Management Committee or Partners described below:
     (i) Unanimous Interest. The following actions shall require the approval of all Representatives or Partners:
     (A) to the fullest extent permitted by law, dissolution of the Partnership under Section 11.1(a);
     (B) to the fullest extent permitted by law, causing or permitting the Partnership to become Bankrupt (but this provision is not intended to require, nor shall it be construed to require, any Partner to ensure the profitability or solvency of the Partnership);
     (C) causing the Partnership to mortgage or pledge any of its properties or assets with a value exceeding a total of $450 million to secure the payment or performance of any obligation for the repayment of borrowed money or any guarantee of such repayment;
     (D) the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means, in whole or in part, before the FERC (or before any United States Court of Appeals on an appeal of an order of the FERC), of any proceeding or controversy, including any NGA Section 4 (15 U.S.C. Section 717(c)) general rate case, or an appeal of any order thereof, the outcome of which would cause either:
     (i) the Partnership’s revenues to be reduced by a total of $100 million or more annually;
     (ii) the Partnership to pay penalties, refunds or interest of, a total of $50 million or more; or
     (iii) to agree to any criminal penalty;
     (E) any amendment to this Agreement (including any amendment to Section 5.1), other than an amendment solely made to change the Partnership’s name;
     (F) the creation of any additional Partnership Interests of any class in accordance with Section 3.4 and specifying the rights, class(es) and duties thereof, or the proposed admission of any Person (other than a Permitted Transferee) as a partner of the Partnership, whether as a result of the Disposition by a Partner of all or any part of its Partnership Interest or otherwise, provided, however, that the Disposition by a Partner of all or any part of its Partnership Interest to a Permitted Transferee shall not require the prior approval of the Management Committee;
     (G) any proposal to sell or otherwise Dispose of assets of the Partnership (excluding any agreement to sell service using capacity on the Facilities), whether in a single transaction or any series of transactions, outside the ordinary course of the Partnership’s business with a value exceeding a total of $450 million in any calendar year;
     (H) the Disposition or abandonment of all or substantially all of the assets of the Partnership, and any Disposition (including a Deemed Tax Disposition, if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) within the preceding twelve months, results in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code;

     (I) causing or permitting the Partnership to merge with, or consolidate or convert into, any other entity;
     (J) entering into, conducting, or authorizing the Partnership to conduct, any new activity or business that may cause the Partnership to generate income for federal income tax purposes which will not constitute “qualifying income” (as such term is defined pursuant to Section 7704 of the Code); or
     (K) any amendment to the Master Services Agreement, other than any amendment that the Management Committee determines would not materially adversely affect the Partnership;
     (ii) Majority Interest. Except for matters that are covered by Section 6.2(h)(i) or matters that the law otherwise requires approval by a greater percentage, a Majority Interest shall be required to approve any action that requires approval of the Partners or the Representatives, including the following matters:
     (A) causing the Partnership to take any action under this Agreement that requires Management Committee approval other than the actions specified in Section 6.2(h)(i);
     (B) the determination of the amount of Available Cash with respect to each Quarter;
     (C) approving, modifying or amending the annual Capital Budget and Operating Budget for the Partnership (with it being understood that the latest approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters under which the Officers are authorized to expend Partnership funds without further Management Committee approval;
     (D) issuing or causing to be issued any Capital Call under Section 4.1 or Loan Notice under Section 4.2;
     (E) any additions to (by acquisition, development, construction or otherwise) or expansions or extensions of the Facilities, provided that any additions, expansions or extensions to the Facilities approved by either (I) any duly authorized Officer(s) pursuant to authority delegated by the Management Committee or (II) in accordance with the Master Services Agreement, shall be deemed approved by the Management Committee for purposes hereof and shall not require separate approval;

     (F) appointing Officers of the Partnership and determining their authority to act on behalf of the Partnership;
     (G) designating Officers or employees to serve on the audit committee of the Partnership, if one shall be established by the Management Committee;
     (H) any change in the Partnership’s name;
     (I) causing the Partnership to enter into any short-term or long-term indebtedness, but Working Capital Borrowings made from time-to-time under an agreement previously approved as contemplated herein need not be further approved by the Management Committee;
     (J) except for any commencement or resolution that requires the unanimous approval of the Management Committee pursuant to Section 6.2(i)(D) above, the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means of any matter brought under the NGA Section 4 (15 U.S.C. Section 717(c)) or Section 5 (15 U.S.C. Section 717(d)); provided that the Management Committee may delegate to any duly authorized Officer(s) the right(s) to commence or resolve any such proceeding involving $25 million or less;
     (K) making any tax elections under the Code; or
     (L) except for any mortgage or pledge of any properties or assets that requires the unanimous approval of the Management Committee pursuant to Section 6.2(i)(C) above, causing the Partnership to mortgage or pledge any of its properties or assets to secure the payment or performance of any obligation for the repayment of borrowed money or any guarantee of such repayment.
          2. Annex I to the Agreement shall be deleted in its entirety and shall be replaced with the attached Annex I.
          3. In accordance with Section 3.4 of the Agreement, the Partners and the Management Committee of SNGC have expressly approved and consented (and do hereby expressly approve and consent) to the admission of El Paso Pipeline Partners, L.P., a Delaware limited partnership, or its designee as a partner of SNGC owning a 60% Partnership Interest and having all of the rights, privileges and obligations relating thereto, including the right to vote on Partnership matters.

          4. This Amendment shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

          IN WITNESS WHEREOF, the Partners have executed this Amendment as of the date first set forth above.

PARTNERS:

EL PASO SNG HOLDING COMPANY, L.L.C.

By:	/s/ John J. Hopper

Name:	John J. Hopper
Title:	Vice President and Treasurer

EPPP SNG GP HOLDINGS, L.L.C.

By:	/s/ James C. Yardley

Name:	James C. Yardley
Title:	President
[Signature page to Fourth Amendment to Partnership Agreement of Southern Natural Gas Company]

ANNEX I

Number of
		Representatives		Identity of
Partner Identity	Percentage	and Alternative	Identity of	Alternate
and Address	Interest	Representatives	Representatives	Representatives	Parent
El Paso SNG Holding	40%	1 Representative	Daniel B. Martin	William G. Cope	El Paso Corporation
Company, L.L.C.		and up to 1
El Paso Building		Alternate
1001 Louisiana Houston, Texas 77002 Attention:

EPPP SNG GP	60%	3 Representatives	James C. Yardley		El Paso Pipeline
Holdings, L.L.C.		and up to	Norman G. Holmes		Partners, L.P.
El Paso Building		3 Alternates	Michael J. Varagona
1001 Louisiana Houston, Texas 77002 Attention: